TRADING SUB-ADVISORY AGREEMENT

This AGREEMENT is made as of the 21st day of July 2017, by and among Centurion Investment Management, LLC, a Delaware limited liability company, located at 200 S. Executive Dr., Ste. 101, Brookfield, WI 53005 (the “Trader”), and Highmore Group Advisors, LLC, a Delaware limited liability company located at 120 5th Avenue, New York, NY 10011 (the “Adviser”), each a “Party”, and together, the “Parties”.

WHEREAS, the Adviser is registered as investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) with the U.S. Securities and Exchange Commission (the “SEC”), and the Trader is regulated as a commodity trading advisor (“CTA”) by the U.S. Commodity Futures Trading Commission (“CFTC”) and the National Futures Association (“NFA”); and

WHEREAS, Series Portfolios Trust (the “Trust”) is engaged in business as an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has retained the Adviser to perform investment advisory services for the certain fund(s) within the Trust (the “Fund” or “Funds”) under the terms of an investment advisory agreement, dated October 11, 2016, between the Adviser and the Trust on behalf of the Funds indicated on Schedule A (the “Advisory Agreement”); and

WHEREAS, the Adviser, acting pursuant to the Advisory Agreement, wishes to retain the Trader, and the Trust’s Board of Trustees (the “Board”) has approved the retention of the Trader, to provide futures trading services to a portion of the assets allocated by the Adviser for management by the Trader (the “Allocated Portion”) of the Fund(s) listed on Schedule A (as it may be amended from time to time); and

WHEREAS, each Fund listed in Schedule A is a separate series of the Trust having separate assets and liabilities;

NOW, THEREFORE, WITNESSETH: That the Parties hereby agree as follows:

1.	APPOINTMENT OF TRADER.

(a)
Acceptance.  The Trader is hereby appointed, and the Trader hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to provide futures trading services for the Allocated Portion of the Fund’s assets.

(b)
Independent Contractor.  The Trader shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c)
The Traders Representations.  The Trader represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.  The Trader represents, warrants and agrees that it is registered as a CTA with the CFTC and regulated as such by the NFA and further represents, warrants and agrees that is duly organized and properly registered and operating under the laws of Delaware with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement. The Trader represents and warrants that it is not required to register as an investment adviser under the Adviser Act.

The Trader further warrants that it shall:

1) use its best judgment and efforts in rendering futures trading services to the Fund as contemplated by this Agreement;

2) maintain all licenses and registrations necessary to perform its duties hereunder in good order;

3) in providing its services hereunder, conduct its operations at all times in conformance with the applicable rules and regulations issued by the CFTC; any other applicable state or federal law, and any rules and regulations adopted thereunder; the NFA, and any other applicable self-regulatory organization regulations; and

4) maintain errors and omissions insurance in an amount at least equal to that disclosed to the Trust’s Board in connection with its approval of this Agreement, unless a different amount is thereafter approved or consented to by the Board; and

5) maintain its own compliance program as may be required from time to time for all CTAs registered with the CTFC and will provide either an updated copy of the program or a summary thereof of any material changes.

(d)
The Adviser’s Representations.  The Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.  The Adviser further represents, warrants and agrees that it has the authority under the Advisory Agreement to appoint the Trader.  The Adviser further represents, warrants and agrees that, in reliance on SEC no-action letter relief, Adviser has the authority to enter into the Agreement with Trader without obtaining shareholder approval.  The Adviser further represents and warrants that the Fund is either (i) excluded from the definition of the term “pool” under Section 4.5 of the General Regulations under the Commodity Exchange Act (“Rule 4.5”), or (ii) a qualifying entity under Rule 4.5(b) for which a notice of eligibility has been filed;  and the Fund is not (a) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is subject to ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (c) an entity the assets of which are deemed to be the assets of such an employee benefit plan or plan as a result of the operation of ERISA and the regulations issued thereunder, or (d) an entity the assets of which are subject to laws that operate in a manner similar to Section 404 or 406 of ERISA or Section 4975 of the Cod

(e)
Plenary authority of the Board of Trustees.  The Trader and the Adviser both acknowledge that the Fund is an open-end investment company that operates as a series of the Trust under the authority of the Board of Trustees.

2.	PROVISION OF FUTURES TRADING SERVICES.

The Trader shall, subject to the supervision and oversight of the Adviser, provide for the Fund a continuing and suitable futures trading investment program consistent with the investment objectives, policies and restrictions of the Fund, as established by the Fund and the Adviser and provided to the Trader in writing.  The current objectives, policies and restrictions are attached hereto as Exhibit A.  From time to time, the Adviser or the Fund may provide the Trader with written copies of additional or amended investment policies, guidelines and restrictions, which shall become effective at such time as agreed upon by both Parties.  The Trader will provide futures trading services for the Allocated Portion of the Fund, and perform the functions set forth below, subject to the overall supervision, direction, oversight and review of the Adviser, consistent with the applicable investment policies, guidelines and restrictions, or any directions or instructions delivered to the Trader in writing by the Adviser or the Fund from time to time, and further subject to the plenary authority of the Fund’s Board.  Consistent with Exhibit A, or unless otherwise directed in writing by the Adviser or the Fund, the Trader shall have full discretionary authority to make decisions, manage, and execute futures trading investments for the Allocated Portion of the Fund, subject to the ultimate oversight of the Trust’s Board, including the authority to purchase, sell, cover open positions, and generally to deal in futures contracts, options on futures contracts, forward contracts, and commodities.

In addition, the Trader will, at its own expense:

(a)
advise the Adviser and the Fund in connection with investment policy decisions to be made by it regarding the Allocated Portion and, upon request, furnish the Adviser and the Fund with research, economic and statistical data in connection with the Fund’s investments and investment policies;

(b)
submit such reports and information as the Adviser or the Fund may reasonably request to assist the Fund’s custodian (the “Custodian”) in its determination of the market value of investments held in the Fund;

(c)	place orders for purchases and sales of portfolio investments for the Allocated Portion;

(d)
abide by applicable speculative position limits as imposed by the CFTC or relevant contract market(s) in respect of the Trader’s trading  of the Allocated Portion, in futures contracts, options on futures contracts, forward contracts, commodities, swaps and other instruments to which speculative position limits may apply;

(e)	if applicable, give instructions to the Custodian concerning the delivery of financial instruments and other property and transfer of cash for the Allocated Portion;

(f)
maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Adviser, to the extent not maintained by the Adviser or another agent of the Fund, and the Trader hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s request;

(g)
as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern Time the following business day, provide the Custodian with copies of trade information for each transaction effected for the Allocated Portion, provide copies to the Adviser and the Fund upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(h)
as soon as practicable following the end of each calendar month, provide the Adviser and the Fund with written statements showing all transactions effected for the Fund during the month, a summary listing all investments held in the Fund as of the last day of the month, and such other information as the Adviser or the Fund may reasonably request in connection with any accounting or marketing services that the Adviser provides for the Fund.  The Adviser and the Fund acknowledges that the Trader and Custodian may use different pricing vendors, which may result in valuation discrepancies;

(i)
To the extent reasonably requested by the Trust, use its best efforts to assist the Chief Compliance Officer of the Trust in respect of Rule 38a-1 under the 1940 Act,  including, without limitation, providing the Chief Compliance Officer of the Trust with (a) current copies of the compliance policies and procedures of the Trader in effect from time to time (including prompt notice of any material changes thereto), (b) a summary of such policies and procedures in connection with the annual review thereof by the Trust required under Rule 38a-1, and (c) upon request, a certificate of the chief compliance officer of the Trader to the effect that the policies and procedures of the Trader are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined n Rule 38a-1); and

(j)
Except as permitted by the Trust’s policies and procedures, not disclose but shall treat confidentially all information in respect of the portfolio investments of the Fund, including, without limitation, the identification and market value or other pricing information of any and all portfolio investments other financial instruments held by the Fund, and any and all trades of portfolio investments or other transactions effected for the Fund (including past, pending and proposed trades);

(k)
provide reasonable assistance to the Adviser, U.S. Bancorp Fund Services, LLC (the administrator) and/or the Trust with respect to the annual audit of the Fund’s financial statements, including, but not limited to: (i) providing broker contacts as needed for obtaining trade confirmations; (ii) providing, as applicable, copies of trade-related documentation relating to any futures trading accounts, within a reasonable time after the execution of such agreements; (iii) providing assistance in obtaining trade confirmations in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers; and (iv) obtaining market quotations for investments that are not readily ascertainable in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such market quotations through independent means.

The Fund or its agent will provide timely information to the Trader regarding such matters as inflows to and outflows from the Allocated Portion and the cash requirements of, and cash available for investment in, the Allocated Portion.  The Fund or its agent will timely provide the Trader with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Trader to perform its responsibilities hereunder.

The Adviser will be responsible for all class actions and lawsuits involving the Fund or investments held, or formerly held, in the Fund.  The Trader is not required to take any action or to render investment-related advice with respect to lawsuits involving the Fund, including those involving investments presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy.  In the case of notices of class action suits received by the Trader involving issuers presently or formerly held in the Fund, the Trader shall promptly forward such notices to the Adviser and, with the consent of the Adviser, may provide information about the Fund to third parties for purposes of participating in any settlements relating to such class actions.

3.	ALLOCATION OF EXPENSES.

Each Party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In this regard, the Fund shall assume the expense of:

(a)	brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b)	Custodian fees and expenses;

(c)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)	interest payable on any Fund borrowings.

The Trader specifically agrees that with respect to the operation of the Allocated Portion, the Trader shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary to provide its futures trading services to the Fund hereunder, and (ii) the costs of any special Board meetings or shareholder meetings convened for the primary benefit of the Trader.  If the Adviser has agreed to limit the operating expenses of the Fund, the Adviser shall also be solely responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit.  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Adviser in the Advisory Agreement or any other agreement to which they are parties.

4.	TRADING FEES.

For all of the services rendered with respect to the Allocated Portion as herein provided, the Adviser shall pay to the Trader a fee (for the payment of which the Fund shall have no obligation or liability), based on a percentage of the Current Net Assets of the Fund (as defined below), as set forth in Schedule A attached hereto and made a part hereof.  Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month.  In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Portfolio accrued to, but excluding, the date of termination shall be paid promptly following such termination.  For purposes of computing the amount of trading services fee accrued for any day, “Current Net Assets” shall Fund’s net assets managed by the Trader as of the most recent preceding day for which the Fund’s net assets were computed.

5.	PORTFOLIO TRANSACTIONS.

In connection with the investment and reinvestment of the assets of the Allocated Portion, the Trader is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Allocated Portion of the Fund’s portfolio (the “Portfolio”) and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio investments for said Portfolio.  The Trader may take into consideration the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis.  The Trader shall maintain records adequate to demonstrate compliance with the requirements of this section.  Subject to the policies as the Board of the Fund may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Trader shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to the Trader, and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution.  The Trader shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.

The Adviser and the Fund authorize and empower the Trader to direct the Custodian to open and maintain futures trading accounts for futures contracts and other property (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers, dealers, futures commission merchants or other intermediaries and market participants as the Trader shall select as provided above.  The Trader may, using such of the futures and other property in the Fund as the Trader deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and other property into such brokerage accounts and to such brokers as the Trader deems desirable or appropriate.  The Trader shall cause all futures and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct.  All futures contracts and other property of the Fund shall remain in the direct or indirect custody of the Custodian, except as otherwise authorized by the Board.  The Trader shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

The Trader further shall have the authority to instruct the Custodian (i) to pay cash for futures and other property delivered to the Custodian for the Allocated Portion, (ii) to deliver futures and other property against payment for the Allocated Portion, and (iii) to transfer assets and funds to such brokerage accounts as the Trader may designate, all consistent with the powers, authorities and limitations set forth herein.  The Trader shall not have authority to cause the Custodian to deliver futures and other property, or pay cash to the Trader except as expressly provided herein.

6.	LIABILITY; STANDARD OF CARE.

The Trader, its affiliates, agents and employees, shall be indemnified by the Adviser against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims):

(a)	arising from Fund’s or the Adviser’s directions to the Trader or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b)	arising from the acts or omissions of the Adviser, the Custodian or the Fund, their respective affiliates, agents or employees;

except for any such liability or loss which is due to the willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties of the Trader, its affiliates, agents and employees under this Agreement.

The Trader shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment objectives, policies, guidelines and restrictions of the Fund; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.    The Trader shall be liable to the Fund for any loss (including brokerage charges) incurred by the Fund as a result of any investment made by the Trader in violation of Section 2 hereof.  However, the Trader shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

Except as otherwise provided in this Agreement, each Party to this Agreement (an “Indemnifying Party”), including the Trust on behalf of the Fund, shall indemnify and hold harmless the other Party and the directors, officers, and employees of the other Party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties under this Agreement, provided, however, that indemnification shall not be paid hereunder with respect to any matter to the extent to which the loss, liability, claim, damage, or expense was determined by a court of competent jurisdiction to have been caused by the Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of duties hereunder or reckless disregard of obligations and duties under this Agreement, and provided further, however, that the Trader shall only be required to indemnify and hold harmless an Indemnified Party to the extent the loss, liability, claim, damage, or expense of such Indemnified Party was attributable to the willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties of the Trader, its affiliates, agents and employees hereunder.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim.  Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest.  Notwithstanding the foregoing, the Indemnified Party shall be entitled to employ separate counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary.

The provisions of this paragraph 6 shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Adviser or Trader, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

7.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a) This Agreement shall go into effect as to the Fund on the date set forth above and shall, unless terminated as hereinafter provided, continue in effect for a period of two years from the later of the date of approval by (i) the Board of the Trust (including the vote of a majority of the Trustees of the Trust who are not interested persons of the Fund), cast in person at a meeting called for the purpose of voting on such approval or, (ii) if conducted, by the vote of a majority of the outstanding voting securities of the Fund.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of the Trust (including the vote of a majority of the Trustees of the Trust who are not interested persons of the Fund), at a meeting called for the purpose of voting on such approval or, (ii) if conducted, by the vote of a majority of the outstanding voting securities of the Fund.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act; and

(b) This Agreement may be terminated by the Trust on behalf of the Fund, or by vote of a majority of the outstanding voting securities of a Fund, at any time, with or without cause, and without payment of any penalty.  This Agreement may also be terminated by the Adviser, with or without cause and without the payment of any penalties, upon thirty (30) days’ written notice to the Fund and the Trader, and may be terminated by the Trader, with or without cause, upon thirty (30) days’ written notice to the Fund and the Adviser; and

(c) This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act.  This Agreement will also terminate immediately in the event that the Advisory Agreement is terminated or not renewed; and

(d) In the event of a termination or non-renewal of this Agreement, the Trader shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board or the Adviser, transfer any and all books and records of the Fund maintained by the Trader on behalf of the Fund to the Fund or its delegate.

8.	SERVICES NOT EXCLUSIVE

The services of the Trader to the Adviser and the Allocated Portion are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby.  It is specifically understood that directors, officers and employees of the Trader and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory or commodity trading advisory clients.  The Adviser agrees that the Trader may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. The Trader will not be limited or restricted in any way from buying, selling, or trading any securities or other assets for its or their own accounts or the accounts of others for whom it or they may be acting; provided, however, that the Trader expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that the Trader will adopt a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of Rule 17j-1 under the 1940 Act, as approved by the Board.

9.	AGGREGATION OF ORDERS

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio investments of the Allocated Portion with those for other accounts managed by the Trader or its affiliates, if orders are allocated in a manner deemed equitable by the Trader among the accounts and at a price approximately averaged.  The Trader agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) no account will be favored over any other account; each account participating in an aggregated order will participate at the average price for all transactions in that investment or a given business day, with transaction costs shared pro-rata based on each account’s participation in the transaction; and (iii) allocations will be made in accordance with the Trader’s compliance policies and procedures.

10.	NO SHORTING; NO BORROWING

The Trader agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund.  This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Trader or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.  The Adviser agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.  For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

11.	AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all Parties.

12.	NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Trader hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Trader.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Trader may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

The Trader will not disclose, in any manner whatsoever, any list of securities, futures contracts, or other investments held by the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy, as required by law, or as otherwise directed in writing by the Adviser or the Trust. The Trader has adopted appropriate policies which require that each of its officers, employees, or other access persons refrain from disclosing any instruments or other investments of the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy or as otherwise directed in writing by the Adviser or the Trust.

13.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Trader acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures.  To the extent reasonably requested by the Trust, the Trader agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures.  The Trader agrees to inform the Trust of any material development related to the Fund that the Trader reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

14.	REPORTS AND ACCESS

The Trader agrees to supply such information to the Adviser and to permit such compliance inspections by the Adviser or the Fund as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trust or its Board.

15.	NO THIRD PARTY BENEFICIARIES.

Nothing in this Agreement, express or implied, shall be deemed to confer on any person or entity other than the Parties hereto any benefits, rights, remedies, obligations or liabilities under or by reason of this Agreement.  No person or entity, including, without limitation, shareholders of the Trust or the Fund, shall be deemed to be a third-party beneficiary of this Agreement.

16.	NOTIFICATION

The Trader agrees that it will provide prompt notice to the Adviser and Fund about material changes in the employment status of key personnel involved in providing services to the Fund, material changes in the futures trading investment program used to manage the Fund and any changes in senior management, operations or ownership of the Trader’s firm.

17.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:	Highmore Group Advisors, LLC 120 5th Avenue New York, NY 1001 Attn: Compliance Officer

TRADER:	Centurion Investment Management, LLC 200 S. Executive Dr., Ste. 101 Brookfield, WI 53005

TRUST/FUND:	Series Portfolios Trust On behalf of the Highmore Managed Volatility Fund 615 East Michigan Street Milwaukee, WI 53202 Attn: Secretary

18.	USE OF NAME

During the term of this Agreement, the Adviser shall have permission to use the Trader’s name in the marketing of the Fund, and agrees to furnish the Trader, for its prior approval (which approval shall not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public that refer to the Trader in any way. If the Adviser does not receive a response from the Trader with respect to such materials within five business days of its submission for approval, such materials shall be deemed accepted by the Trader. The Trader agrees that Adviser may request that the Trader approve use of a certain type, and that Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

19.	SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

20.	CAPTIONS

The caption in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

21.	GOVERNING LAW

This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day first set forth above.

HIGHMORE GROUP ADVISORS, LLC By: /s/Dr. Brian Altenburg Name: Dr. Brian Altenburg Title: Managing Partner

CENTURION INVESTMENT MANAGEMENT, LLC By: /s/Umran Zia Name: Umran Zia Title: Chief Executive Officer

SERIES PORTFOLIOS TRUST By: /s/John J. Hedrick Name: John J. Hedrick Title: President

EXHIBIT A

INVESTMENT GUIDELINES

Investment Objectives and Policies

As described in Fund’s current prospectus and SAI provided by Adviser and as agreed to by Trader.

Investment Restrictions

As described in Fund’s current prospectus and SAI provided by Adviser and as agreed to by Trader.

SCHEDULE A

Series of Series Portfolios Trust	Annual Futures Trading Services Fee Rate as a Percentage of Current Net Assets
Highmore Managed Volatility Fund	0.75%